EXHIBIT 99.1

INVISION TECHNOLOGIES, INC. ANNOUNCES $148.6 MILLION
ORDER FROM THE TRANSPORTATION SECURITY ADMINISTRATION

NEWARK, CA (April 2, 2002) — InVision Technologies, Inc. (Nasdaq: INVN) today announced that the Transportation Security Administration of the Department of Transportation (TSA) has ordered 300 explosives detection systems, consisting of CTX 2500 and CTX 5500DS models, to be built from parts ordered in March.  In addition, the TSA has ordered 100 more components kits.  The TSA agreed to pay InVision $148.6 million for the manufacture of equipment and the additional component sets.

“We are pleased with this further opportunity to support the TSA’s efforts to meet the requirements of the Aviation and Transportation Security Act,” said Sergio Magistri, Ph.D, InVision’s Chief Executive Officer.  “So far this year, the TSA has ordered 400 systems and 100 parts kits from InVision.  The TSA has informed us that in addition to these orders and pending funding, they plan to order additional CTX 2500 and CTX 5500 DS systems.”

This order calls for delivery of 300 CTX explosives detection systems (EDS) by the end of the third calendar quarter this year.  Some of this equipment will be built outside of InVision’s own factory, under a previously announced subcontract arrangement.

                In connection with this order, InVision has agreed to grant to the TSA a limited license for other manufacturers to build CT-based EDS using InVision’s technology.  InVision agreed to grant this manufacturing license to assist the TSA in meeting the current national emergency by creating one or more “second sources” for EDS based on InVision’s CTX technology.  The license applies only to CTX 2500 and CTX 5500DS systems.  This royalty-bearing license will be in effect for two years, and limits a manufacturer to building CT-based EDS solely for sale to the TSA.  A licensed manufacturer will not be permitted to impair InVision’s supply chain in the execution of this license.  Further, for three years after the expiration of the license, the manufacturer will be precluded from selling CT-based EDS to any party.

InVision Technologies develops, manufactures, markets and supports explosive detection systems based on advanced Computed Tomography (CT) technology for civil aviation security.  InVision, through its wholly owned subsidiaries, also develops and commercializes technologies used for other security purposes as well as scanning, optimization and control systems for the forest products industry.

Cautionary Statement:  With respect to the statements in this press release related to orders placed, there can be no assurance that these units will be delivered as anticipated, that funding will become available for additional orders, or that future orders will be forthcoming.  If InVision experiences unforeseen difficulties in timely shipping the systems ordered, or if the TSA changes or cancels the orders, this order may not result in revenue to InVision. In addition, if the TSA seeks to fulfill its needs for explosives detection systems from InVision’s competitors, or if additional funding does not become available to the TSA, then the TSA may not place future orders for InVision’s products. These and other risks related to InVision are set forth in InVision’s most recent annual report on Form 10-K, as amended, on file with the Securities and Exchange Commission under the section entitled “Risk Factors.”

Note to Editors:  CTX, CTX 2500, CTX 5500DS and CTX 9000DSi are trademarks of InVision Technologies, Inc.  QScan and LiquiScan are registered trademarks of Quantum Magnetics, Inc. and i-Portal is a trademark of Quantum Magnetics, Inc.

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